Exhibit 10.12

FARMER BROS. CO.

AMENDED AND RESTATED

EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 1, 2000

as Amended by Amendment No. 1

(Effective as of January 1, 2002)

as Amended by Amendment No. 2

(Effective as of January 1, 2003)

as Amended by Amendment No. 3

(Effective as of December 17, 2003)

Restated with Conforming Amendments and

Approved and Adopted as So Restated with Conforming Amendments,

By the Board of Directors On December 9, 2004

(Effective as of January 1, 2004)

Amended and Restated

By the Board of Directors on December 9, 2010

(Effective as of January 1, 2010)

FARMER BROS. CO.

AMENDED AND RESTATED

EMPLOYEE STOCK OWNERSHIP PLAN

TABLE OF CONTENTS

ARTICLE1. DEFINITIONS		1
ARTICLE 2. MEMBERSHIP		9
2.01	Membership	9
2,02	Reemployment of Former Eligible Employees and Former Members	10
2.03	Transferred Members	10
2.04	Termination of Membership	10
ARTICLE 3. CONTRIBUTIONS		10
3.01	Employer Contributions	10
3.02	Member Contributions	13
3.03	Maximum Annual Additions	13
3.04	Return of Contributions	19
ARTICLE 4. VALUATION OF THE ACCOUNTS		19
4.01	Investment of the Trust Fund	19
4.02	Valuation of the Trust Fund	20
4.03	Right to Change Procedures	20
4.04	Statement of Account	21
4.05	Plan Expenses	21
ARTICLE 5. ACQUISITION OF COMPANY STOCK WITH PROCEEDS OF AN EXEMPT LOAN		21
5.01	Purchase of Company Stock	21
5.02	Exempt Loan	22
5.03	Suspense Account; Dividends on Unallocated Stock	22
5.04	Dividends on Allocated Shares	24
ARTICLE 6. VESTED PORTION OF ACCOUNTS		25
6.01	Vesting Schedule	25
6.02	Disposition of Forfeitures	25
ARTICLE 7. DISTRIBUTION AND TRANSFERS OF ACCOUNT		26
7.01	Eligibility	26
7.02	Time of Distribution	26
7.03	Form and Manner of Distribution	28
7.04	Diversification of Account	30
7.05	Age 70-1/2 Required Distribution	32
7.06	Small Benefits	44
7.07	Status of Account Pending Distribution	45
7.08	Proof of Death and Right of Beneficiary or Other Person	45
7.09	Distribution Limitation	46
7.10	Direct Rollover of Certain Distributions	46

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7.11	Waiver of Notice Period	48
ARTICLE 8. VOTING		49
8.01	Voting Company Stock	49
8.02	Shareholder Communication	52
ARTICLE 9. ADMINISTRATION OF PLAN		52
9.01	Appointment of Committee	52
9.02	Duties of Committee	53
9.03	Individual Account	53
9.04	Meetings	53
9.05	Action of Majority	54
9.06	Compensation and Bonding	54
9.07	Establishment of Rules	54
9.08	Prudent Conduct	55
9.09	Service in More Than One Fiduciary Capacity	55
9.10	Limitation of Liability	55
9.11	Indemnification	55
9.12	Named Fiduciary	56
9.13	Claims Procedure	56
9.14	Committee’s Decision Final	58
ARTICLE 10. MANAGEMENT OF FUNDS		58
10.01	Trust Agreement	58
10.02	Exclusive Benefit Rule	58
ARTICLE 11. GENERAL PROVISIONS		59
11.01	Nonalienation	59
11.02	Conditions of Employment Not Affected by Plan	60
11.03	Facility of Payment	60
11.04	Erroneous Allocation	61
11.05	Information	61
11.06	Top-Heavy Provisions Prior to January 1, 2002	61
11.07	Top-Heavy Provisions After December 31, 2001	66
11.08	Prevention of Escheat	69
11.09	Written Elections	69
11.10	Construction	70
ARTICLE 12. AMENDMENT, MERGER AND TERMINATION		70
12.01	Amendment of Plan	70
12.02	Merger, Consolidation or Transfer	71
12.03	Additional Participating Employers	71
12.04	Termination of Plan	73

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FARMER BROS. CO.

EMPLOYEE STOCK OWNERSHIP PLAN

ARTICLE 1. DEFINITIONS

1.01	“Account” means the Account established for a Member pursuant to Section 9.03 into which shall be credited the contributions made on a Member’s behalf, Company Stock released from the Suspense Account for the Member, and earnings on those contributions and that Company Stock.

1.02	“Affiliate” means any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member the Company; any trade or business under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. Notwithstanding the foregoing, for purposes of Sections 1.27 and 3.03, the definitions in Sections 414(b) and (c) of the Code shall be modified by substituting the phrase “more than 50 percent” for the phrase “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code.

1.03	“Annual Dollar Limit” means $150,000, as adjusted from time to time for cost of living in accordance with Section 401(a)(17)(B) of the Code. The Annual Dollar Limit for Plan Years beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

1.04	“Beneficiary” means any person, persons or entity designated by a Member to receive any benefits payable in the event of the Member’s death. However, a married Member’s spouse shall be the Member’s Beneficiary unless or until he or she elects another Beneficiary with Spousal Consent. If no Beneficiary designation is in effect at the Member’s death, or if no person, persons or entity so designated survives the Member, the Member’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the personal representative of the estate of the Member.

1.05	“Board of Directors” means the Board of Directors of the Company or any authorized committee thereof.

1.06	“Break in Service” means an event affecting forfeitures, which shall occur when an Employee is credited with less than 500 Hours of Service in any Plan Year. However, if an Employee is absent from work immediately following his or her active employment, irrespective of whether the Employee’s employment is terminated, because of the Employee’s pregnancy, the birth of the Employee’s child, the placement of a child with the Employee in connection with the adoption of that child by the Employee or for purposes of caring for that child for a period beginning immediately following that birth or placement, a Break in Service shall occur only if the Member does not return to work within one (1) year of the date he or she began his or her leave from active employment for the above-stated reasons. A Break in Service shall not occur during an approved leave of absence or during a period of qualified military service that is included in the Employee’s Vesting Service pursuant to Section 1.32.

1.07	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.08	“Committee” means the persons named by the Board of Directors to administer and supervise the Plan as provided in Article 9.

1.09	“Company” means Farmer Bros. Co.

1.10	“Company Stock” means the shares of common stock of the Company or shares of preferred or preference stock of the Company that are convertible into such common stock provided that, in either event, such stock is an “employer security” within the meaning of Section 409(1) of the Code.

1.11

“Compensation” means wages as defined under Section 3401(a) of the Code (for purposes of income tax withholding at the source), but determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed. However, notwithstanding the foregoing, for purposes of this Plan, Compensation shall: (a) include any amounts not includible in income as salary deferral reductions pursuant to Section 401(k) of the Code or pursuant to a cafeteria plan as defined in Section 125 of the Code; (b) include any imputed income for automobile allowance or company-paid life insurance for the Member (including amounts for which the Employer or Affiliated Employer is required to furnish a written statement pursuant to Section 6052 of the Code); and (c) not exceed the maximum statutory Annual Dollar Limit. Notwithstanding the foregoing, Compensation shall not include any amount paid as remuneration after a Member’s Severance Date unless it is regular compensation for services performed during employment (within the meaning of Treas Reg. § 1.415(c)-

(2)(e)(3)(ii)), or payment for unused accrued vacation or sick leave (within the meaning of Treas. Reg. § 1.415(c)-2(c)(3)(iii)(A)), and is paid by the later of 2-1/2 months after severance of employment or the end of the Plan Year in which such severance from employment occurred.

1.12	“Disability” means total and permanent physical or mental disability, as determined under the Company’s long-term disability program as in effect from time to time.

1.13	“Effective Date” means January 1, 2000.

1.14	“Eligible Employee” means an Employee regularly employed by an Employer who receives stated compensation other than a pension, severance pay, retainer, or fee under contract; however, the term “Eligible Employee” excludes (a) any person who is included in a unit of Employees covered by a collective bargaining agreement which does not provide for his or her membership in the Plan, and (b) any non-resident alien with no US-source income. In addition, any person classified as an independent contractor or consultant by the Employer shall, during such period, be excluded from the definition of Eligible Employee, regardless of such person’s reclassification for such period by the Internal Revenue Service for tax withholding purposes.

1.15	“Employee” means any individual who is employed by the Employer or an Affiliate as a common law employee of the Employer or Affiliate, regardless of whether the individual is an “Eligible Employee,” and any Leased Employee.

1.16	“Employer” means the Company or any successor by merger, purchase or otherwise, with respect to its Employees; or any other company participating in the Plan as provided in Section 12.03, with respect to its Employees.

1.17	“Employer Contributions” means all amounts contributed pursuant to Section 3.01 of the Plan.

1.18	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.19	“Financed Shares” means shares of Company Stock, whether allocated or unallocated, which have been purchased by means of an Exempt Loan.

1.20	“Hour of Service” means, with respect to any applicable computation period,

(a)	each hour for which the Employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliate; and

(b)

each hour for which the Employee is paid or entitled to payment by the Employer or an Affiliate on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, but not more than 501 hours for any single continuous period; and each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliate, excluding any hour credited under (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains rather than to the computation period in which the award, agreement or payment is made.

No hours shall be credited on account of any period during which the Employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws. The Hours of Service credited shall be determined as required by Title 29 of the Code of Federal Regulations, Sections 2530.200b-2(b) and (c). Notwithstanding the forgoing, solely to the extent required by law, an Employee who is absent from employment because of an authorized leave of absence under the Family and Medical Leave Act of 1993 shall receive credit for Hours of Service during such absence.

1.21	“Leased Employee” means any person performing services for the Employer or an Affiliate as a leased employee as defined in Section 414(n) of the Code. In the case of any person who is a Leased Employee before or after a period of service as an Eligible Employee, the entire period during which he or she has performed services as a Leased Employee shall be counted as service as an Eligible Employee for all purposes of the Plan, except that he or she shall not, by reason of that status, become a Member of the Plan.

1.22	“Member” means any person included in the membership of the Plan as provided in Article 2.

1.23	“Plan” means the Farmer Bros. Co. Employee Stock Ownership Plan, as set forth in this document or as amended from time to time.

1.24	“Plan Year” means the 12-month period beginning on any January 1.

1.25	“Retirement” means termination of employment from an Employer and all Affiliates after the earlier of (a) attainment of age 65 or (b) attainment of age 55 and completion of ten (10) years of Vesting Service or (c) the earliest retirement date available to a Member under any defined benefit plan of the Employer or an Affiliate in which the Member is a participant.

1.26	“Severance Date” means the earlier of (a) the date an Employee quits, retires, is discharged or dies, or (b) the last day of an authorized leave of absence, or if later, the first anniversary of the date on which an Employee is first absent from service, with or without pay, for any reason such as vacation, sickness, Disability, layoff or leave of absence.

1.27	“Suspense Account” means the account comprised of unallocated shares of Company Stock maintained in accordance with Section 5.03.

1.28	“Spousal Consent” means the written consent of a Member’s spouse to the Member’s designation of a specified Beneficiary. The spouse’s consent shall be witnessed by a Plan representative or notary public. The consent of the spouse shall also acknowledge the effect on him or her of the Member’s election. The requirement for Spousal Consent may be waived by the Committee if it believes there is no spouse, that the spouse cannot be located, that a legal separation has occurred, or because of such other circumstances as may be established by applicable law.

1.29	“Trust” or “Trust Fund” means the fund established by the Board of Directors as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

1.30	“Trustee” means the trustee or trustees holding the funds of the Plan as provided in Article 10.

1.31	“Valuation Date” means, for so long as there is a generally recognized market for Company Stock, each business day. If at any time there shall be no generally recognized market for Company Stock, then “Valuation Date” shall mean the last day of the Plan Year and such other date as of which the Committee shall determine the investment experience of the Trust Fund and adjust the Member’s Accounts accordingly.

1.32	“Vesting Service” means the summation of the Years of Service an Employee has been credited since the Employee’s hire date.

Notwithstanding the foregoing, the following apply for purposes of crediting vesting within this section:

(a)	Vesting Service with respect to qualified military service will be provided in accordance with Code Section 414(u). The period of qualified military service shall be treated as Hours of Service for determination of Years of Service for vesting purposes;

(b)	If an Employee’s employment terminates after he or she has vested in his or her Account pursuant to Section 6.01 and he or she is reemployed, his or her Vesting Service after reemployment shall be aggregated with his or her previous period or periods of Vesting Service; and

(c)	If an Employee’s employment terminates before he or she has vested in his or her Account pursuant to Section 6.01 and he or she is reemployed after he or she has incurred a Break in Service, his or her Vesting Service after reemployment shall be aggregated with his or her previous period or periods of Vesting Service (other than Vesting Service not required to be aggregated pursuant to this paragraph (c) by reason of a prior termination of employment) if the date of such reemployment is prior to the date as of which such Employee had incurred five (5) consecutive Breaks in Service.

1.33	“Year of Service”. An Employee shall earn one (1) Year of Service for each Plan Year during which he/she is credited with at least one thousand (1,000) Hours of Service.

ARTICLE 2. MEMBERSHIP

2.01	Membership

Each Eligible Employee shall become a Member on the Plan’s Effective Date as long as he or she is at least age eighteen (18). Each Eligible Employee who is at least eighteen (18) on his or her hire date shall become a Member on his or her hire date. Each other Eligible Employee shall become a Member on the first day of the Plan Year coinciding with or immediately following the date he or she has attained his or her 18th birthday.

2.02	Reemployment of Former Eligible Employees and Former Members

Any person reemployed by the Employer as an Eligible Employee, who was previously a Member or who was previously eligible to become a Member, shall become a Member immediately upon reemployment. Any person reemployed by the Employer as an Eligible Employee, who was not previously eligible to become a Member, shall become a Member upon completing the eligibility requirements described in Section 2.01.

2.03	Transferred Members

Notwithstanding any provision of the Plan to the contrary, a Member who remains in the employ of the Employer or an Affiliate but ceases to be an Eligible Employee shall continue to be a Member of the Plan but shall only be eligible to receive allocations of Employer Contributions with respect to Compensation.

2.04	Termination of Membership

A Member’s membership shall terminate on his or her Severance Date unless he or she is entitled to benefits under the Plan, in which event his or her membership shall terminate when those benefits are distributed to him or her in full.

ARTICLE 3. CONTRIBUTIONS

3.01	Employer Contributions

(a)

The Employer may make Employer Contributions to the Plan on account of any Plan Year, in Company Stock or cash, in the manner and amount to be determined by the Board of Directors. Employer Contributions shall be made on behalf of each Member who (i) is an Eligible Employee on the last day of the Plan Year and who completed at least 1,000 Hours of Service during such Plan Year; or (ii) is an Eligible Employee who terminated employment during such Plan Year by reason of death, Disability, or Retirement. At the time of determining an Employer Contribution for a Plan Year, the Board of Directors may specify a target percentage of Compensation with respect to allocations for such Plan Year. In no event, however, shall the Employer Contributions for any Plan Year exceed the maximum amount deductible from the Employer’s income for that Plan Year under Section 404(a)(3)(A) of the Code or any statute of similar import. The Employer Contributions shall be paid to the Trust Fund no later than the time (including extensions) prescribed by law for the filing of the Employer’s federal income tax return for the year for which the contributions are made;

(b)

Except as provided in Section 5.04, shares of Company Stock released from the Suspense Account for that Plan Year and any Employer Contributions for that Plan Year not used to repay an Exempt Loan shall be allocated as of the last Valuation Date (or such earlier Valuation Date as the Committee shall determine) in the Plan Year to the Accounts of Members on behalf of whom contributions were made for that Plan Year pursuant to paragraph (a), in the ratio that the Compensation of each such Member bears to the total Compensation of all such Members for the Plan Year, subject to the limitations described in Section 3.03. In no event shall more than one-third of the Employer Contributions to the Plan be allocated to Members who are highly compensated employees as defined in Section 414(q) of the Code; and

(c)

Notwithstanding paragraphs (a) and (b) above, each Employer may make an additional Employer Contribution to the Plan, in Company Stock or cash, at a time and in an amount determined by the Board of Directors. Such contribution, or shares of Company Stock released from the Suspense Account by reason of the use of such contribution to repay an Exempt Loan, shall be allocated to the Accounts of Members who were entitled to an allocation under paragraph (b) for the preceding Plan Year and who terminated employment during the period beginning with the first day of the Plan Year in which such additional contribution is made and ending on a date specified by the Board of Directors at the time of determining the additional contribution, and to such Members who have not terminated service, in an amount which, when added to the initial allocation for the preceding Plan Year, results in a total allocation for such Plan Year equal to the target percentage of each such Member’s Compensation for the preceding Plan Year which had been specified by the Board of Directors when determining the Employer Contribution under paragraph (a). Any allocation of an additional contribution made pursuant to this paragraph (c) shall be made as of the last Valuation Date in the Plan Year preceding the Plan Year in which such contribution is made unless otherwise specified by the Board of Directors, shall be subject to the limitation of Section 3.03, and shall comply with the last sentence of paragraph (b).

3.02	Member Contributions

No Member shall be required or permitted to make any contributions under this Plan.

3.03	Maximum Annual Additions

(a)	The annual addition to a Member’s Account for any Plan Year, which shall be considered the “limitation year” for purposes of Section 415 of the Code, when added to the Member’s annual addition for that Plan Year under any other qualified defined contribution plan of the Employer or an Affiliate, shall not exceed an amount which is equal to the lesser of (i) 25 percent of his or her aggregate remuneration for that Plan Year or (ii) $30,000, as adjusted pursuant to Section 415(d) of the Code. Notwithstanding the foregoing, for limitation years beginning on or after January 1, 2002, the annual additions that may be contributed or allocated to a Member’s Account under the Plan shall not exceed the lesser of:

(i)	Forty Thousand Dollars ($40,000), as adjusted for increases in the cost of living under Section 415(d) of the Code, or

(ii)	One Hundred Percent (100%) of the Member’s aggregate remuneration for that Plan Year.

The compensation limit referred to in (ii) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition;

(b)	For purposes of this Section, the “annual addition” to a Member’s Account under this Plan or any other qualified defined contribution plan (including a deemed qualified defined contribution plan under a qualified defined benefit plan) maintained by the Employer or an Affiliate shall be the sum of:

(i)	the total contributions made on the Member’s behalf by the Employer and all Affiliates;

(ii)	all Member contributions, exclusive of any rollover contributions;

(iii)	forfeitures;

(iv)	amounts described in Sections 415(l)(1) and 419A(d)(2) allocated to the Member; and

(v)	Employer Contributions to the Plan which are deductible under Section 404(a)(9)(B) of the Code and charged against a Member’s Account.

The reinvestment of dividends on Company Stock pursuant to Code Section 404(k)(2)(A)(iii)(II) does not give rise to an annual addition.

Annual additions shall not include the allocation of the excess amounts remaining in the Suspense Account subsequent to a sale of Company Stock from such account. Annual additions shall not include a restorative payment in accordance with Treas. Reg. § 1.415(c)-1(b)(2)(C) that is made to restore losses to the Plan resulting from actions by a fiduciary for which there is a reasonable risk of liability for breach of fiduciary duty under ERISA or other applicable federal and state law.

Notwithstanding the foregoing, if no more than one-third of Employer Contributions to the Plan for a year which are deductible under Section 404(a)(9) of the Code are allocated to Highly Compensated Employees (within the meaning of Section 414(q) of the Code), the limitations imposed herein shall not apply to:

Forfeitures of Employer securities (within the meaning of Section 409 of the Code) under the Plan if such securities were acquire with the proceeds of an Exempt Loan; or

(c)	For purposes of this Section, the term “remuneration” with respect to any Member shall mean the wages, salaries and other amounts paid in respect of such Member by the Employer or an Affiliate for personal services actually rendered to the extent includible in gross income, plus amounts contributed by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Employee under Section 125 (including any “deemed” Code Section 125 compensation, as defined in Treas. Reg. § 1.415(c)-2(g)(6)), 402(g) or 457 of the Code, but shall exclude deferred compensation, stock options and other amounts that receive special tax benefits under the Code that are listed in Treas. Reg. §1.415(c)-2(c). In the event Company Stock, is released from a Member’s Suspense Account and allocated to the Member’s Account for a Plan Year, the Committee may determine for such year that the annual addition shall be calculated on the basis of the fair market value of the Company Stock so released and allocated on the Valuation Date coincident with the release date, if the annual addition, as so calculated is lower than the annual addition calculated on the basis of Employer Contributions. Notwithstanding the foregoing, any amount paid after severance from employment shall not be treated as Compensation unless it is regular compensation for services performed during employment (within the meaning of Treas Reg. § 1.415(c)-(2)(e)(3)(ii)), or payment for unused accrued vacation or sick leave (within the meaning of Treas. Reg. § 1.415(c)-2(c)(3)(iii)(A)), and is paid by the later of 2-1/2 months after severance of employment or the end of the Plan Year in which such severance from employment occurred;

(d)	In the event that the Committee determines that the allocation of a contribution would cause the restriction imposed by paragraph (a) to be exceeded, allocations shall be reduced in the following order, but only to the extent necessary to satisfy such restrictions:

(i)	first, the annual additions under any other qualified defined contribution plan maintained by an Employer or an Affiliate; and

(ii)	second, the annual additions under this Plan.

(e)	If the annual addition to a Member’s Account for any Plan Year, prior to the application of the limitation set forth in paragraph (a) above, exceeds that limitation due to a reasonable error in estimating a Member’s annual compensation or in determining the amount of Employer Contributions that may be made with respect to a Member under Section 415 of the Code, or as the result of the allocation of forfeitures, the amount of contributions credited to the Member’s Account in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation in accordance with the following order of priority:

(i)	first, the annual additions under any other qualified defined contribution plan maintained by an Employer or an Affiliate; and

(ii)	second, the annual additions under this Plan.

If it becomes necessary to make an adjustment in annual additions to a Member’s Account under this Plan, either because of the limitations as applied to this Plan alone or as applied to this Plan in combination with another plan, the excess annual addition under this Plan with respect to the affected Member shall be reallocated proportionately in the same manner as Employer Contributions are allocated to the Accounts of other Members until the annual addition to the Account of each Member reaches the limits of Section 415 of the Code. If such limits are reached and there are remaining excess Employer Contributions, such contributions shall be placed in an unallocated suspense account and allocated in subsequent years before any Employer Contributions are made.

If the total annual additions on behalf of a Member for a limitation year exceed the limitations described herein, then the excess amounts may be corrected in accordance with the Internal Revenue Service Employee Plans Compliance Resolution System as set forth in Revenue Procedures 2006-27 and 2008-50 or any superseding guidance, or in accordance with the preamble to the final Code Section 415 regulations as published in the Federal Register on April 5, 2007. The provisions of Section 415 of the

Code and the Regulations promulgated thereunder are hereby incorporated by reference to the extent not provided above.

3.04	Return of Contributions

(a)	If all or part of the Employer’s deductions for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one year after the disallowance of deduction. For this purpose, all contributions made by the Employer are expressly declared to be conditioned upon their deductibility under Section 404 of the Code; and

(b)	The Employer may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

ARTICLE 4. VALUATION OF THE ACCOUNTS

4.01	Investment of the Trust Fund

(a)

Except to the extent used to repay an Exempt Loan, Employer Contributions to the Plan shall be invested in shares of Company Stock. Consistent with the Plan’s status as an employee stock ownership plan under Section 4975(e)(7) of the Code, the Trustee may keep such amounts of cash, securities or other property as it, in its sole discretion, shall deem necessary or advisable as part of the Trust Fund, all within the limitations specified in the trust agreement; and

(b)	Dividends, interest, and other distributions received on the assets held by the Trustee in respect to the Trust Fund shall be reinvested in the Trust Fund, except as otherwise may be provided in Article 5 with respect to dividends on Company Stock.

4.02	Valuation of the Trust Fund

The Trustee shall value the Trust Fund at least annually as of the last day of the Plan Year. On each such annual Valuation Date there shall be allocated to the Account of each Member his or her proportionate share of the increase or decrease in the fair market value of his or her Account in the Trust Fund. Whenever an event (other than the occurrence of the last day of the Plan Year) requires a determination of the value of the Member’s Account, the value shall be computed as of the Valuation Date coincident with the date of determination, subject to the provisions of Section 4.03.

4.03	Right to Change Procedures

The Committee reserves the right to change from time to time the procedures used in valuing the Account or crediting (or debiting) the Account if it determines, after due deliberation and upon the advice of counsel and/or the current record keeper, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets. In the event of a conflict between the provisions of this Article and such new administrative procedures, those new administrative procedures shall prevail.

4.04	Statement of Account

At least once a year, each Member shall be furnished with a statement setting forth the value of his or her Account and the vested portion of his or her Account.

4.05	Plan Expenses

To the extent the Company does not choose to pay for them, all routine Plan administrative expenses for such services as Account recordkeeping, required audits and governmental filings shall be paid by the Plan.

ARTICLE 5. ACQUISITION OF COMPANY STOCK WITH PROCEEDS OF AN EXEMPT LOAN

5.01	Purchase of Company Stock

(a)	The Plan is an employee stock ownership plan (an “ESOP”), which is designed to invest primarily in qualified employer securities, including the acquisition of Company Stock with the proceeds of an Exempt Loan; and

(b)	Company Stock acquired by the Trustee hereunder may be purchased on an established securities market, from the Company or from any other person or entity. However, Company Stock acquired from a “disqualified person,” as defined in Section 4975(e)(2) of the Code, may not be purchased at a price in excess of “adequate consideration,” as defined in Section 3(18) of ERISA.

5.02	Exempt Loan

An Exempt Loan shall be used primarily for the benefit of Members and their Beneficiaries, shall be for a specific term, shall bear a reasonable rate of interest, and shall not be payable on demand, except in the event of default. In the event of default, the value of Plan assets transferred in satisfaction of the Exempt Loan shall not exceed the amount of default. An Exempt Loan may be secured by a collateral pledge of the Company Stock acquired with the proceeds of such loan, contributions (other than contributions of Company Stock) that are made under the ESOP to meet its obligations under the Exempt Loan and earnings attributable to such collateral and the investment of such contributions, but no other assets of the Trust may be pledged as collateral for the Exempt Loan and no lender shall have recourse against any assets of the Trust, except to the extent permitted under Reg. §54.4975-7(b)(5). Any pledge of Company Stock shall provide for the release of shares so pledged on a pro rata basis as principal and interest on the Exempt Loan are repaid by the Trustee; provided however, that an alternative method of releasing such stock from encumbrance may be utilized if permitted by applicable regulations under Section 4975 of the Code and the Committee adopts such method. Such stock shall be allocated as provided in Section 3.01(b).

5.03	Suspense Account; Dividends on Unallocated Stock

(a)

Company Stock acquired with the proceeds of an Exempt Loan shall be held in the Suspense Account and shall be allocated to the Members’ Accounts based on the release of Company Stock from the Suspense Account. During the term of the Exempt Loan, a number of shares of Company Stock shall be released per Plan Year equal to the number of shares in the Suspense Account multiplied by a fraction, the numerator of which shall be the amount of principal and interest paid by the Trustee on the Exempt Loan for the Plan Year, and the denominator of which shall be the sum of the numerator and the aggregate principal and interest to be paid by the Trustee on the Exempt Loan for all future Plan Years; provided, however, that an alternative method of releasing such stock from encumbrance may be utilized if permitted by applicable regulations under Section 4975 of the Code and the Committee adopts such method. For this purpose, the number of future years under the Exempt Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods. If the interest rate under the Exempt Loan is variable, the interest to be paid in future years shall be computed by using the interest rate applicable as of the end of the calendar year. Shares may also be released from the Suspense Account more frequently than annually, provided in such event that the total number of shares of Company Stock released during a Plan Year shall not be less than the number of shares that would have been released from the Suspense Account during such Plan Year if such release had occurred on an annual basis; and

(b)	Any cash dividends received by the Trustee on shares of Company Stock held in the Suspense Account shall be applied to the payment of any outstanding obligations of the Trust under any Exempt Loan (and shall be invested in an interest bearing or other fixed income investment pending such payment) unless, in the sole discretion of the Committee, the Trustee is directed to use such dividends to buy additional shares of Company Stock. Any shares of Company Stock released from the Suspense Account due to application of such dividends to the repayment of an Exempt Loan or purchased using such dividends shall be allocated to Members’ Accounts on the basis set forth in Section 3.01(b).

5.04	Dividends on Allocated Shares

Unless, in the sole discretion of the Committee, the Trustee is directed that dividends that are payable with respect to Company Stock that is allocated to a Member’s Account may be (a) accumulated in the Member’s Account and used to buy additional Company Stock, (b) paid directly to the Member in cash (to the extent such direct payment may be effectuated), or (c) paid to the Trust and distributed by the Trustee in cash to the Member not later than 90 days after the close of the Plan Year in which paid to the Trust, then such dividends shall be applied to the payment of outstanding obligations of the Trust under any Exempt Loan; provided however, that this provision shall only be effective if Company Stock with a fair market value not less than the amount of dividends so applied is allocated to the Member’s Account for the Plan Year in which the dividends were paid to the Trust. The excess, if any, of the fair market value of Company Stock released from the Suspense Account by reason of the application of dividends described in this Section 5.04 over the fair market value of Company Stock allocated to a Member’s Account pursuant to the proviso in the immediately preceding sentence shall be allocated among Members’ Accounts on the basis set forth in Section 3.01(b).

ARTICLE 6. VESTED PORTION OF ACCOUNTS

6.01	Vesting Schedule

(a)	A Member shall be vested in, and have a nonforfeitable right to, his or her Account upon completion of five (5) years of Vesting Service; and

(b)	Notwithstanding the foregoing, a Member shall be 100 percent vested in, and have a nonforfeitable right to, his or her Account upon death, Disability, or the later of the attainment of his or her 55th birthday or the tenth anniversary of the date he or she becomes a Member.

6.02	Disposition of Forfeitures

Upon termination of employment of a Member who was not vested in his or her Account, his or her Account shall be forfeited. The Member shall be deemed to have received a distribution of the zero, vested benefit upon his or her termination of employment. If the former Member is reemployed by the Employer or an Affiliate before incurring a period of Break in Service of five years, his or her Account shall be restored. The Committee shall direct the Trustee to apply any amounts forfeited pursuant to this Section to (a) restore amounts previously forfeited by the Member but required to be reinstated upon resumption of employment, (b) reduce Employer contributions, or (c) reallocate to Members in the same manner as contributions under Section 3.01(b). If forfeitures arising during any Plan Year are insufficient to restore forfeited amounts to the Accounts of Members pursuant to this Section 6.02, the Employer shall contribute the balance required for that purpose.

ARTICLE 7. DISTRIBUTION AND TRANSFERS OF ACCOUNT

7.01	Eligibility

(a)	Upon a Member’s termination of employment, the vested portion of his or her Account, as determined under Article 6, shall be distributed as provided in this Article; and

(b)	An eligible Member may, in accordance with Section 7.04, request a transfer or distribution, whichever is applicable, from his or her Account, whether or not he or she has terminated employment.

7.02	Time of Distribution

(a)

Except as otherwise provided in this Article, distribution of the vested portion of a Member’s Account shall commence as soon as administratively practicable, but not more than one (1) year following the later of (i) the last day of the Plan Year in which a Member incurs a Break in Service or (ii) the Member’s 65th birthday (but, unless the Member otherwise elects, in accordance with Section 401(a)(14) of the Code, in no event later than the 60th day following the close of the Plan Year in which the latest of the following occurs: (1) the Member’s 65th birthday; (2) the tenth anniversary of the date on which the Member commenced participation under this Plan; or (3) the Member terminates employment with all Employers);

(b)	A Member whose employment is terminated for any reason shall be entitled, upon written request, in accordance with procedures established by the Committee, to receive distribution of the entire vested interest in the Member’s Account in accordance with either this Section 7.02 or Section 7.06. If the value of the vested portion of a Member’s Account exceeds $5,000 and he or she does not consent in writing within 60 days (or such other period prescribed by the Committee) of his or her Severance Date to an immediate distribution to be made as soon thereafter as administratively practicable, distribution of the vested interest in the Member’s Account shall be made as soon as practicable following the Valuation Date coincident with the earliest of:

(i)	receipt by the Committee at least sixty (60) days (or such other period prescribed by the Committee) prior to such Valuation Date of the Member’s written request for payment;

(ii)	the Member’s attainment of age 65; or

(iii)	the Member’s death.

In the event an allocation of Employer Contributions and/or forfeitures is made to the Member’s Account pursuant to Article 3 or Article 6 following the date on which a distribution is made hereunder, distribution of such contributions and/or forfeitures shall be made to the Member or Beneficiary in a single sum as soon as practicable following the date on which such allocation is made;

(c)	In the case of the death of a Member before the distribution of his or her Account, the vested portion of his or her Account shall be distributed to the Member’s Beneficiary as soon as administratively practicable following the Valuation Date coincident with or next following the Member’s date of death; and

(d)	The amount of a distribution made pursuant to this Section 7.02 shall be determined as of the applicable Valuation Date.

7.03	Form and Manner of Distribution

(a)

Distributions shall be paid in a single sum consisting of shares of Company Stock or cash, at the election of the Member or his or her Beneficiary. Unless the Member or Beneficiary elects to receive the distribution in Company Stock, such distribution shall be paid entirely in cash. If the distribution is made in Company Stock, any unpaid dividends which may be due and any balance in the Account representing fractional shares will be paid in cash. If the distribution is to be made in cash, and, if the Committee in its discretion determines that there is insufficient cash in the Plan, or that it is not desirable or appropriate to distribute some or all of such cash from the Plan, the Trustee will, as soon as practicable following its receipt of notice of such distribution, and of appropriate instructions, from the Committee, sell the shares held in the Member’s Account and otherwise held by the Plan to the extent necessary. Such Member or Beneficiary shall thereafter receive, entirely in cash, such distribution;

(b)

Shares of Company Stock distributed to Members pursuant to Section 7.03 (a) that at the time of such distribution are not readily tradable on an established market shall be subject to a put option which shall permit the Member to sell such stock to the Company at any time during two option periods at the fair market value of such shares (as of the most recent Valuation Date). The first period shall be for at least 60 days beginning on the date of distribution. The second period shall be for at least 60 days beginning on the first Valuation Date in the calendar year following the year in which the distribution was made. The Company or the Committee may direct the Trustee to purchase shares tendered to the Company under a put option. Payment for any shares of stock sold under a put option shall be made in a lump sum or in substantially equal annual installments over a period not exceeding five years, with interest payable at a reasonable rate (as determined by the Committee). Except as may be permitted under applicable law or regulations, the rights of a distributee of Company Stock under this Section 7.03(b) shall survive the repayment of any relevant Exempt Loan, the termination of the Plan, and any amendment of the Plan; and

(c)	Notwithstanding the preceding and at the discretion of the Committee, any portion of a Member’s vested Account which consists of Financed Shares shall not be distributed until any outstanding Exempt Loan has been completely repaid.

7.04	Diversification of Account

(a)

Each eligible Member (including each former Employee of an Employer) may make an annual election to transfer his or her Account to a plan designated for such purpose by the Committee. The election to effect such transfer shall be granted with respect to a period of six Plan Years (“Election Period”) commencing with the Plan Year in which occurs the later of the Member’s attainment of age 55 or the Member’s completion of ten years of participation in the Plan. For each Plan Year within the Member’s Election Period a Member may elect, within 90 days of the close of such Plan Year, to transfer all or a portion of his or her Account which is subject to this Section 7.04 (“Diversification Amount”). The amount in the Account subject to this Section 7.04 shall be the excess of (i) over (ii) as follows:

(i)	25% of the sum of (A) the balance of the Member’s Account, determined as of the close of such Plan Year, and (B) the distributions received by and transfers made as result of his or her prior elections (provided that “50%” shall be substituted for “25%” for his or her final election within the Election Period), minus; and

(ii)	the distribution received by and transfers made by the Member pursuant to his or her prior elections.

(b)	Notwithstanding Section 7.04(a) above, the Committee may allow Members the following diversification options in lieu of transfer to another plan:

(i)	Transfer the Diversification Amount to an individual retirement account (IRA);

(ii)	Reallocate, at the discretion of the Member, the Diversification Amount among at least three (3) alternate investment options as chosen by the Committee for this purpose; or

(iii)	Distribute the Diversification Amount in a single lump-sum payment directly to the Member.

(c)	If a Member elects to receive or have transferred an amount described in paragraph (a) or (b) above, such distribution or transfer shall be made within 90 days after the close of the applicable annual Election Period.

7.05	Age 70 1/2 Required Distribution

(a)

Notwithstanding any provision of the Plan to the contrary, if a Member is a 5-percent owner (as defined in Section 416(i) of the Code), distribution of the Member’s Account shall begin no later than the April 1 following the calendar year in which he or she attains age 70 1/2. No minimum distribution payments will be made to a Member under the provisions of Section 401(a)(9) of the Code if the Member is not a 5-percent owner as defined above. However, if a Member who is not a 5-percent owner (as defined in Section 416(i) of the Code) attains age 70 1/2 prior to January 1, 2000 and remains in service after the April 1 following the calendar year in which he or she attains age 70 1/2, he or she may elect to have the provisions of paragraph (b) apply as if the Member was a 5-percent owner. Such election shall be made in accordance with such administrative procedures as the Committee shall prescribe;

(b)	In the event a Member is required to begin receiving payments while in service under the provisions of paragraph (a) above, the

Member may elect to receive payments while in service in accordance with option (i) or (ii), as follows:

(i)	A Member may receive one lump-sum payment on or before the Member’s required beginning date equal to his or her entire Account balance and annual lump-sum payments thereafter of amounts accrued during each calendar year; or

(ii)	A Member may receive annual payments of the minimum amount necessary to satisfy the minimum distribution requirements of Section 401(a)(9) of the Code. Such minimum amount will be determined on the basis of the joint life expectancy of the Member and his or her Beneficiary. Such life expectancy will be recalculated once each year; however, the life expectancy of the Beneficiary will not be recalculated if the Beneficiary is not the Member’s spouse.

An election under this Section shall be made by a Member by giving written notice to the Committee within the 90-day period prior to his or her required beginning date. The commencement of payments under this Section shall not constitute an annuity starting date for purposes of Sections 72, 401(a)(11) and 417 of the Code. Upon the Member’s subsequent termination of employment, payment of the Member’s Account shall be made in accordance with the provisions of Section 7.02. In the event a Member fails to make an election under this Section, payment shall be made in accordance with clause (ii) above;

(c)

Distribution Made After December 31, 2000. With respect to age 70 1/2 required distributions made under the Plan for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 7, 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service; and

(d)	Minimum Distribution Requirements For Plan Years Beginning on or after January 1, 2003

(1)	General Rules

(i)	Effective Date. The provisions of this subsection will apply for purposes of determining required minimum distributions for Plan Years beginning with the 2003 calendar year. Required minimum distributions for Plan Years ending prior to January 1, 2003 shall be determined pursuant to subsection (c) above;

(ii)	Precedence. The requirements of this Article will take precedence over any inconsistent provisions of the Plan; and

(iii)	Requirements of Treasury Regulations Incorporated. All distributions required under this Article will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(2)	Time and Manner of Distribution

(i)	Required Commencement Date. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the date stipulated in Subsection 7.05(a) above;

(ii)	Death of Member Before Distributions Begin. If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)

If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, then, except as provided in any other section of the Plan, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later;

(B)	If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, then, except as provided in any other section of the Plan, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died;

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death; and

(D)

If the Member’s surviving spouse is the Member’s sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this section, other than subsection (A) above, will apply as if the surviving spouse were the Member.

For purposes of this section and Section 7.05(d)(3) below, unless Subsection 7.05(d)(2)(ii)(D) applies, distributions are considered to begin on the Member’s Required Commencement Date. If Subsection 7.05(d)(2)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Subsection 7.05(d)(2)(ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s Required Commencement Date (or to the Member’s surviving spouse before the date distributions are required to begin to the surviving spouse under Subsection 7.05(d)(2)(ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(iii)

Forms of Distribution. Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Commencement Date, as of the first Distribution Calendar Year distributions will be made in accordance with Plan Sections 7.05(d)(3) and 7.05(d)(4). If the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(3)	Required Minimum Distributions During Member’s Lifetime

(i)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Member’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)	The quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year; or

(B)	If the Member’s sole Designated Beneficiary for the Distribution Calendar Year is the Member’s spouse, the quotient obtained by dividing the Member’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the Distribution Calendar Year.

(ii)	Lifetime Required Minimum Distributions Continue Through Year of Member’s Death. Required minimum distributions will be determined under this Section 7.05(d)(3) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

(4)	Required Minimum Distributions After Member’s Death.

(i)	Death On or After Date Distributions Begin

(A)	Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the longer of the remaining Life Expectancy of the Member or the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as follows:

(I)	The Member’s remaining Life Expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year;

(II)	If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year; and

(III)	If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.

(B)	No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the Member’s remaining Life Expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(ii)	Death Before Date Distributions Begin.

(A)	Member Survived by Designated Beneficiary. Except as otherwise provided in the Plan, if the Member dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as provided in Section 7.05(d)(4);

(B)	No Designated Beneficiary. If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death; and

(C)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 7.05(d)(2)(ii)(A), this Section 7.05(d)(4)(ii) will apply as if the surviving spouse were the Member.

(e)	Definitions – The following definitions apply to Section 7.05(d) only.

(i)	Designated Beneficiary. The individual who is designated as the Beneficiary under Plan Section 1.05 and is the Designated Beneficiary under Section 401(a)(9) of the

Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations;

(ii)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Member’s Required Commencement Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 7.05(d)(2)(ii). The required minimum distribution for the Member’s first Distribution Calendar Year will be made on or before the Member’s Required Commencement Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Commencement Date occurs, will be made on or before December 31 of that Distribution Calendar Year;

(iii)	Life Expectancy. Life Expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations;

(iv)	Member’s Account Balance. The Account Balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year; and

(v)	Required Commencement Date. The date specified in Section 7.05(a) of the Plan.

7.06	Small Benefits

(a)

Notwithstanding any provision of the Plan to the contrary, a lump-sum payment shall be made in lieu of all vested benefits if the value of the vested portion of the Member’s Account as of his or her termination of employment amounts to $5,000 or less (prior to March 28, 2005) or $1,000 or less (on or after March 28, 2005). The lump-sum payment shall automatically be made as soon as administratively practicable following the Member’s termination of employment but not later than ninety (90) days after the Plan Year end in which he or she incurs a Break in Service.

(b)	Any distribution in excess of $1,000 (on or after January 1, 2011) shall be made by transferring the amount to be distributed to an individual retirement plan designated by the Committee in accordance with Section 404(a) of ERISA and the regulations thereunder, unless the Member or Beneficiary entitled to receive the distribution elects (1) to receive the distribution directly, or (2) to have the distribution paid directly to another Eligible Retirement Plan as described in Section 402(c)(8)(B) of the Code.

7.07	Status of Account Pending Distribution

Until completely distributed under Section 7.03 or 7.05, the Account of a Member who is entitled to a distribution shall continue to be invested as part of the funds of the Plan.

7.08	Proof of Death and Right of Beneficiary or Other Person

The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Account of a deceased Member as the Committee may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

7.09	Distribution Limitation

Notwithstanding any other provision of this Article 7, all distributions from this Plan shall conform to the regulations issued under Section 401(a)(9) of the Code, including the incidental death benefit provisions of Section 401(a)(9)(G) of the Code. Further, such regulations shall override any Plan provision that is inconsistent with Section 401(a)(9) of the Code.

7.10	Direct Rollover of Certain Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The following definitions apply to the terms used in this Section:

(a)

“Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more, any distribution to the extent such distribution is required under Section 401(a)(9) of the Code, and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

(b)	“Eligible retirement plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. Effective January 1, 2002, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code;

(c)	“Distributee” means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse; and

(d)	“Direct rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

7.11	Waiver of Notice Period

Except as provided in the following sentence, if the value of the vested portion of a Member’s Account exceeds $5,000 ($1,000 on or after March 28, 2005), an election by the Member to receive a distribution prior to age 65 shall not be valid unless the written election is made (i) after the Member has received the notice required under Section 1.411(a)-11(c) of the Treasury regulations and (ii) not less than thirty (30) days and not more than one hundred eighty (180) days before the effective date of the commencement of the distribution as prescribed by said regulations. If such distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Treasury regulations is given, provided that:

(a)	the Committee clearly informs the Member that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

(b)	the Member, after receiving the notice under Sections 411 and 417, affirmatively elects a distribution.

ARTICLE 8. VOTING

8.01	Voting Company Stock

(a)	Notwithstanding any other provision of this Plan to the contrary, if any, but subject to the provisions of this Article, the Trustee shall have no discretion or authority to vote Company Stock held in the trust by the Trustee on any matter presented for a vote by the stockholders of the Company except in accordance with timely directions received by the Trustee from Members who have Company Stock allocated to their Accounts under the Plan. Each Member who has allocated Company Stock shall, as the named fiduciary for this purpose, direct the Trustee with respect to the vote of the Company Stock allocated to the Member’s Account and the Trustee shall follow the directions of those Members who provide timely instructions to the Trustee;

(b)

With respect to Company Stock held in the Trust by the Trustee but not allocated to the Accounts of Members, and with respect to Company Stock otherwise allocated to Accounts of Members but for which no voting directions are timely received by the Trustee, the Trustee shall vote a percentage of such shares in favor of the proposed transaction that is equal to the percentage of allocated Common Stock in Members’ Accounts for which voting directions are timely received from Members that are in favor of such transaction, the Trustee shall vote a percentage of such shares against the proposed transaction equal to the percentage of allocated Common Stock in Members’ Accounts for which voting directions are timely received from Members that are not in favor of such transaction, and the Trustee shall abstain from voting a percentage of shares for or against the proposed transaction equal to the percentage of allocated Common Stock in Members’ Accounts for which abstention voting directions are timely received from the Members;

(c)

In the event a court of competent jurisdiction shall issue any order or any opinion to the Plan, the Company or the Trustee, which shall, in the opinion of counsel to the Company or the Trustee, invalidate under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section 8.01 regarding the manner in which Company Stock held in the Trust shall be voted or cause any such provisions or provision to conflict with ERISA, then, upon notice thereof to the Company or the Trustee, as the case may be, such invalid or conflicting provisions of this Section 8.01 shall be given no further force or effect. In such circumstances the Trustee shall nevertheless have no discretion to vote allocated shares of Company Stock held in the

Trust unless required under such order or opinion but shall follow instructions received from Members and not invalidated;

(d)

In the event that any option, right, warrant, or similar property derived from or attributable to the ownership of the Company Stock allocated to Members shall be granted, distributed, or otherwise issued which is and shall become exercisable, each Member (or Beneficiary) shall be entitled to direct the Trustee, in writing, to sell, exercise, distribute, or retain any such option, right, warrant, or similar property. The securities acquired by the Trustee upon such exercise shall be held in a special account or accounts. For all Plan purposes, all options, rights, warrants, or similar property described in this paragraph (d) of Section 8.01 hereof shall be treated as income added to the appropriate Accounts of Members (or Beneficiaries). If, within a reasonable period of time after the form soliciting direction from a Member (or Beneficiary), has been sent, no written directions shall have been received by the Trustee from such Member (or Beneficiary), the Trustee shall, in its sole discretion, sell, exercise, or retain and keep unproductive of income such option, right, warrant, or similar property for which no response has been received from such Member (or Beneficiary) and also for options, rights, warrants, or similar property derived from, or attributable to, the ownership of

Company Stock not yet allocated to any Member’s (or Beneficiary’s) Account; and

(e)	The Trustee shall, in accordance with timely directions received by the Trustee from the Committee in its sole discretion, sell, exercise, or retain and keep unproductive of income such option, right, warrant, or similar property attributable to unallocated Company Stock held in the Suspense Account.

8.02	Shareholder Communication

Notwithstanding anything to the contrary in this Article 8, the Company shall make any and all communications or distributions required under the Shareholder Communications Act of 1985 and any rules thereunder.

ARTICLE 9. ADMINISTRATION OF PLAN

9.01	Appointment of Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in a Committee consisting of not more than five (5) members, all of whom shall be appointed and serve at the pleasure of the Board of Directors. Any person who is appointed a member of the Committee shall signify his or her acceptance by filing written acceptance with the Board of Directors and the secretary of the Committee. Any member of the Committee may resign by delivering his or her written resignation to the Board of Directors and the secretary of the Committee.

9.02	Duties of Committee

The Committee shall elect a chairman from their number and a secretary who may be but need not be one of the members of the Committee; may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, employ agents and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee under the trust agreement adopted for use in implementing the Plan, as they, in their sole discretion, shall decide. The Board of Directors, in its sole and absolute discretion, may delegate any or all of the duties of the Committee to the Trustee as it may determine from time to time, upon the Trustee’s acceptance of such duties.

9.03	Individual Account

The Committee shall maintain, or cause to be maintained, records showing the individual balances in each Member’s Account. However, maintenance of those records and Accounts shall not require any segregation of the funds of the Plan.

9.04	Meetings

The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

9.05	Action of Majority

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of that majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

9.06	Compensation and Bonding

No member of the Committee shall receive any compensation from the Plan for his or her services as such. Except as may otherwise be required by law, no bond or other security need be required of any member in that capacity in any jurisdiction.

9.07	Establishment of Rules

Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. The Committee shall have discretionary authority to construe and interpret the Plan (including, but not limited to, determination of an individual’s eligibility for Plan participation, the right and amount of any benefit payable under the Plan and the date on which any individual ceases to be a Member). The determination of the Committee as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

9.08	Prudent Conduct

The Committee shall use that degree of care, skill, prudence and diligence that a prudent man acting in a like capacity and familiar with such matters would use in his conduct of a similar situation.

9.09	Service In More Than One Fiduciary Capacity

Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

9.10	Limitation of Liability

The Employer, the Board of Directors, the directors of an Employer, the Committee, and any officer, employee or agent of the Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Employer for any act or failure to act, made in good faith in relation to the Plan or the funds of the Plan. However, this limitation shall not act to relieve any such individual or the Employer from a responsibility or liability for any fiduciary responsibility, obligation or duty under Part 4, Title I of ERISA.

9.11	Indemnification

The Committee, the Board of Directors, and the officers, employees and agents of the Employer shall be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan or the funds of the Plan, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or the funds of the Plan, and amounts paid in any compromise or settlement relating to the Plan or the funds of the Plan, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the funds of the Plan to the extent of those funds and to the extent permitted under applicable law; otherwise from the assets of the Employer.

9.12	Named Fiduciary

For purposes of ERISA, the Committee shall be the named fiduciary of the Plan except or until otherwise determined by the Board of Directors.

9.13	Claims Procedure

The claims procedure hereunder shall be as provided herein:

(a)	Claim. A Member or Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee setting forth his claim;

(b)	Response to Claim. The Committee shall respond within ninety (90) days of receipt of the claim. However, upon written notification to the Claimant, the response period may be extended for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided with a written opinion using nontechnical language setting forth:

(i)	The specific reason or reasons for the denial;

(ii)	The specific references to pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)	The time limits for requesting a review.

(c)	Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. The Claimant or his duly authorized representative may review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the determination within such sixty (60) day period, he shall be barred from challenging the determination; and

(d)

Review and Decision. The Committee shall review the determination within sixty (60) days after receipt of a Claimant’s request for review; provided, however, that for reasonable cause such period may be extended to no more than one hundred twenty (120) days. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based.

9.14	Committee’s Decision Final

Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

ARTICLE 10. MANAGEMENT OF FUNDS

10.01	Trust Agreement

All the funds of the Plan shall be held by a Trustee appointed from time to time by the Board of Directors under a trust agreement adopted, or as amended, by the Board of Directors for use in providing the benefits of the Plan and paying its expenses not paid directly by the Employer. The Employer shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee.

10.02	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Members and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Employer. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

ARTICLE 11. GENERAL PROVISIONS

11.01	Nonalienation

(a)	Except as required by any applicable law or by paragraph (c), no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. However, payment shall be made in accordance with the provisions of any judgment, decree, or order which:

(i)	creates for, or assigns to, a spouse, former spouse, child or other dependent of a Member the right to receive all or a portion of the Member’s benefits under the Plan for the purpose of providing child support, alimony payments or marital property rights to that spouse, child or dependent;

(ii)	is made pursuant to a State domestic relations law;

(iii)	does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan; and

(iv)	otherwise meets the requirements of Section 206(d) of ERISA, as amended, as a “qualified domestic relations order”, as determined by the Committee.

(b)	Notwithstanding anything herein to the contrary, if the amount payable to the alternate payee under the qualified domestic relations order is less than $5,000, such amount shall be paid in one lump sum as soon as practicable following the qualification of the order. If the amount exceeds $5,000, it may be paid as soon as practicable following the qualification of the order if the qualified domestic relations order so provides and the alternate payee consents thereto; otherwise it may not be payable before the earlier of (i) the Member’s termination of employment or (ii) the Member’s attainment of age 50; and

(c)	A Member’s benefit under the Plan shall be offset or reduced by the amount the Member is required to pay to the Plan under the circumstances set forth in Section 401(a)(13)(C) of the Code.

11.02	Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Eligible Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Eligible Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Member or potential Member of the Plan.

11.03	Facility of Payment

If the Committee shall find that a Member or other person entitled to a benefit is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Committee may direct that any benefit due him or her, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his or her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

11.04	Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Member’s Account is credited with an erroneous amount due to a mistake in fact or law, the Committee shall adjust such Account in such equitable manner as it deems appropriate to correct the erroneous allocation.

11.05	Information

Each Member, Beneficiary or other person entitled to a benefit, before any benefit shall be payable to him or her or on his or her account under the Plan, shall file with the Committee the information that it shall require to establish his or her rights and benefits under the Plan.

11.06	Top-Heavy Provisions Prior to January 1, 2002

(a)	The following definitions apply to the terms used in this Section:

(i)	“applicable determination date” means the last day of the preceding Plan Year;

(ii)	“top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the

Accounts under the Plan for all key employees and non-key employees;

(iii)	“key employee” means an Employee who is in a category of employees determined in accordance with the provisions of Sections 416(i)(1) and (5) of the Code and any regulations thereunder, and where applicable, on the basis of the Employee’s statutory compensation from the Employer or an Affiliate;

(iv)	“non-key employee” means any Employee who is not a key employee;

(v)	“applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the preceding Plan Year;

(vi)	“required aggregation group” means any other qualified plan(s) of the Employer or an Affiliate in which there are members who are key employees or which enable(s) the Plan to meet the requirements of Section 401(a)(4) or 410 of the Code; and

(vii)

“permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of the Employer or an Affiliate in which all members are non-key employees, if the resulting aggregation group continues to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(b)	For purposes of this Section, the Plan shall be “top-heavy” with respect to any Plan Year if as of the applicable determination date the top-heavy ratio exceeds 60 percent. The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with Sections 416(g)(3) and (4) of the Code and Article 5 of this Plan, and shall take into account any contributions made after the applicable Valuation Date but before the last day of the Plan Year in which the applicable Valuation Date occurs. For purposes of determining whether the Plan is top-heavy, the Account balances under the Plan will be combined with the Account balances or the present value of accrued benefits under each other plan in the required aggregation group, and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group. Distributions made with respect to a Member under the Plan during the five-year period ending on the applicable determination date shall be taken into account for purposes of determining the top-heavy ratio; distributions under plans that terminated within such five-year period shall also be taken unto account, if any such plan contained key employees and therefore would have been part of the required aggregation group;

(c)	The following provisions shall be applicable to Members for any Plan Year with respect to which the Plan is top-heavy:

(i)	In lieu of the vesting requirements specified in Section 6.01, a Member shall be vested in, and have a nonforfeitable right to, his or her Account in accordance with the following schedule:

Years of Vesting Service	Nonforfeitable Percentage
less than 2 years	0%
2 years	20
3 years	40
4 years	60
5 or more years	100

provided that in no event shall the vested portion of his or her Account be less than the vested portion determined under Section 6.01; and

(ii)

An additional Employer contribution shall be allocated on behalf of each Member (and each Eligible Employee eligible to become a Member) who is a non-key employee, and who has not separated from service as of the last day of the Plan Year, to the extent that the contributions made on his or her behalf under Section 3.01 for the Plan Year would otherwise be less than 3 percent of his or her remuneration. However, if the greatest percentage of remuneration contributed on behalf of a key employee under Section 3.01 for the Plan Year would be less than 3 percent, that lesser percentage shall be substituted for “3 percent” in the preceding sentence. Notwithstanding the foregoing provisions of this subparagraph (ii), no minimum contribution shall be made under this Plan with respect to a Member (or an Employee eligible to become a Member) if the required minimum benefit under Section 416(c)(1) of the Code is provided to him or her by any other qualified pension plan of the Employer or an Affiliate. For the purposes of this subparagraph (ii), remuneration has the same meaning as set forth in Section 3.03(c).

(d)	If the Plan is top-heavy with respect to a Plan Year and ceases to be top-heavy for a subsequent Plan Year, the following provisions shall be applicable:

(i)	If a Member has completed at least three years of Vesting Service on or before the last day of the most recent Plan Year for which the Plan was top-heavy, the vesting schedule set forth in paragraph (b)(i) shall continue to be applicable; and

(ii)	If a Member has completed at least two, but less than three, years of Vesting Service on or before the last day of the most recent Plan Year for which the Plan was top-heavy, the vesting provisions of Section 6.01 shall again be applicable; provided, however, that in no event shall the vested percentage of a Member’s Account be less than the percentage determined under paragraph (b)(i) above as of the last day of the most recent Plan Year for which the Plan was top-heavy.

11.07	Top-Heavy Provisions After December 31, 2001

(a)	Effective Date. This Section 11.07 shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends the above Section 11.06 of the Plan;

(b)

Determination of Top-Heavy Status. Key employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder; and

(c)	Determination of Present Values and Amounts. This Section 11.07(c) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

(i)	Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of Account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or Disability, this provision shall be applied by substituting “5-year period” for “1-year period”; and

(ii)	Employees not performing services during the year ending on the determination date. The accrued benefits and Accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

(d)	Minimum Benefits

(i)	Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code; and

(ii)

Contributions under other plans. The Employer may provide in the adoption agreement that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of Section

401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code are met).

11.08	Prevention of Escheat

If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, the Committee may, no earlier than three years from the date such payment is due, mail a notice of such due and owing payment to the last known address of such person, as shown on the records of the Committee or the Employer. If such person has not made written claim therefor within three months of the date of the mailing, the Committee may, if it so elects and upon receiving advice from counsel to the Plan, direct that such payment and all remaining payments otherwise due such person be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Employer. Upon such cancellation, the Plan and the Trust shall have no further liability therefor except that, in the event such person or his or her Beneficiary later notifies the Committee of his or her whereabouts and requests the payment or payments due to him or her under the Plan, the amount so applied shall be paid to him or her in accordance with the provisions of the Plan.

11.09	Written Elections

Any elections, notifications or designations made by a Member pursuant to the provisions of the Plan shall be made in writing and filed with the Committee in a time and manner determined by the Committee under rules uniformly applicable to all Employees similarly situated. The Committee reserves the right to change from time to time the time and manner for making notifications, elections or designations by Members under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

11.10	Construction

(a)	The Plan shall be construed, regulated and administered under ERISA and the laws of the State of California, except where ERISA controls; and

(b)	The titles and headings of the Articles and Sections in this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

ARTICLE 12. AMENDMENT, MERGER AND TERMINATION

12.01	Amendment of Plan

The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. The Committee may amend the Plan, provided such amendments would not significantly increase the cost of the Plan, change the level of benefits provided under the Plan or modify the underlying policy reflected by the Plan and provided, further, that notwithstanding the above, the Committee may adopt any amendment necessary to maintain the Plan’s qualified status under the applicable provisions of the Code. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of the Account of any Member or of reducing the nonforfeitable percentage of the balance of the Account of a Member below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted, or if later, the date on which the amendment becomes effective. Any action to amend the Plan by the Board of Directors shall be taken in such manner as may be permitted under the by-laws of the Company, and any action to amend the Plan by the Committee shall be taken at a meeting held in person or by telephone or other electronic means or by unanimous written consent in lieu of a meeting.

12.02	Merger, Consolidation or Transfer

The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

12.03	Additional Participating Employers

(a)	If any company is or becomes an Affiliate, the Board of Directors may include the Employees of that Affiliate in the membership of the Plan upon appropriate action by that Affiliate necessary to adopt the Plan unless the Board of Directors or its delegate provides otherwise. In that event, or if any persons become Eligible Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Board of Directors shall determine to what extent, if any, previous service with .the Affiliate shall be recognized under the Plan, but subject to the continued qualification of the Trust for the Plan as tax-exempt under the Code; and

(b)	Any Affiliate may terminate its participation in the Plan upon appropriate action by it. In that event the funds of the Plan held on account of Members in the employ of that Affiliate, and any unpaid balances of the Accounts of all Members who have separated from the employ of that Affiliate, shall be determined by the Committee. Those funds shall be distributed as provided in Section 12.04 if the Plan should be terminated, or shall be segregated by the Trustee as a separate trust, pursuant to certification to the Trustee by the Committee, continuing the Plan as a separate plan for the employees of that Affiliate under which the board of directors of that Affiliate shall succeed to all the powers and duties of the Board of Directors, including the appointment of the members of the Committee.

12.04	Termination of Plan

The Board of Directors, by action taken at a meeting held in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting, may terminate the Plan or completely discontinue Employer contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Members to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. In the event of the Plan’s termination, the total amount in each Member’s Account shall be distributed to him or her if permitted by law or continued in trust for his or her benefit, as the Committee shall direct.

ARTICLE 13. ADOPTION

13.01	Execution.

To record the adoption of this Amended and Restated Plan, by unanimous vote of the Company’s Board of Directors at its regularly scheduled and noticed meeting on December 9, 2010, effective as of January 1, 2010, the Company has caused this document to be executed on the 17th day of December, 2010.

By	/s/ Jeffrey Wahba
Jeffrey Wahba
Chief Financial Officer